 EXHIBIT 15.2

November 8, 2006

AllianceBernstein Holding L.P.
1345 Avenue of the Americas
New York, NY 10105

Re: Registration Statement Nos. 033-52387, 333-127223, 333-51418, 333-49392, 333-47194, 333-47665, 333-47667, 033-65932, 033-65930, and 033-28534 on Forms S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 4, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
New York, New York